EXHIBIT 99.1

NEWS RELEASE

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ASHFORD ANNOUNCES APPOINTMENT OF BALAJI KRISHNAMURTHY
AS PURE WELLNESS’ CEO TO DRIVE NEXT STAGE OF GROWTH

BUFFALO, NY - September 23, 2019 - Ashford Inc. (NYSE American: AINC) and Pure Wellness Rooms (“Pure Wellness”) announced today that hospitality industry veteran Balaji Krishnamurthy has been named Chief Executive Officer of Pure Wellness, effective September 9, 2019. Mr. Krishnamurthy joins Pure Wellness at a time of growing demand for health and wellness offerings in the hospitality industry. With a solid foundation in place, Krishnamurthy will focus on driving significant growth for Pure Wellness as it further solidifies its market position as a leading provider of wellness-oriented hotel rooms in the United States.

Krishnamurthy brings over two decades of leadership experience in global hospitality and service-based organizations. He has a solid track record of business acceleration and innovation, and joins Pure Wellness from Sabre, Inc., where he served as the Chief Strategy Officer for Sabre Hospitality Solutions, and led the global strategy, corporate development, and product management of the fastest-growing business unit of Sabre, Inc.

Prior to Sabre, Krishnamurthy served as Global Vice President of Corporate Strategy at Orbitz Worldwide from 2014 until 2015. He also served as Head of North America Sales Strategy & Operations at LinkedIn from 2013 until 2014. Previous positions include consulting and project management roles at McKinsey & Company, PwC, and General Electric. He serves on the board at the Cornell School for Hospitality Research at Cornell University’s School of Hotel Administration. Krishnamurthy holds an M.B.A. from The University of Chicago Booth School of Business and a B.Eng. in Electronics & Communications Engineering from M.S. Ramaiah Institute of Technology.

“I take great pride in the opportunity to lead Pure Wellness through the next phase of our growth,” commented Krishnamurthy. “Pure Wellness is a market leader in technology solutions for the hotel wellness industry. With the encouraging trends in wellness in the travel and hospitality industry, I believe Pure Wellness has tremendous potential for continued growth, innovation, and industry leadership. I look forward to working with our customers to help them achieve the service, wellness, and guest experience they seek.”

“Balaji’s successful track record focused on product development, strategy and delivering growth are all qualities that make him uniquely qualified to lead Pure Wellness to the next stage of growth,” commented Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer. “We believe his background, strategic mindset and management style will have a positive impact in the near and long term as Pure Wellness makes health and wellness an industry-standard.”

Ashford Inc. owns a 70% controlling interest in Pure Wellness. As of June 30, 2019, Pure Wellness had contracts in place with 211 hotels (approximately 3,027 rooms) throughout the United States, including 112 hotels owned by Ashford’s advised REIT platforms.

About Pure Wellness Rooms
Leading hotel brands across the U.S. trust Pure Wellness technology to purify the air and surfaces in their rooms. Using a patented 7-step process, guests are assured that every surface is specially treated and that a medical grade air purifier eliminates airborne particles, removing 99.99% of irritants so guests can sleep better and be at their best. Hotels that offer Pure Wellness are earning increased revenues from health-conscious customers.

About Ashford Inc.
Ashford provides global asset management, investment management and related services to the real estate and hospitality sectors.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

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